SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-11(c) or Rule 14a-12

Southwest Gas Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2008 Annual Meeting of Shareholders and Proxy Statement
SOUTHWEST GAS CORPORATION Annual Meeting 2008 May 8, 2008 – Las Vegas, Nevada

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 8, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation (“Company”) will be held on Thursday, May 8, 2008, at 10:00 a.m. in the conference facilities at Mandalay Bay Resort & Casino, 3950 Las Vegas Blvd. South, Las Vegas, Nevada 89119, for the following purposes:

(1)	To elect 11 directors of the Company;

(2)	To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has established March 11, 2008, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

Shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE THE ACCOMPANYING PROXY BY TELEPHONE, INTERNET, OR MAIL AT YOUR EARLIEST CONVENIENCE. IF YOU MAIL IN YOUR PROXY, PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE.

The Annual Report to Shareholders for the year ended December 31, 2007, is also enclosed.

George C. Biehl
Executive Vice President/Chief Financial Officer & Corporate Secretary

March 28, 2008

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 8, 2008

The Proxy Statement and Annual Report to Shareholders are available at

http://www.swgas.com

The Annual Meeting of Shareholders of Southwest Gas Corporation (“Company”) will be held on Thursday, May 8, 2008, at 10:00 a.m. in the conference facilities at Mandalay Bay Resort & Casino, 3950 Las Vegas Blvd. South, Las Vegas, Nevada.

At the meeting you will be asked to elect 11 directors and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008. The Company’s Board of Directors is asking for your support of the director nominees and the selection of PricewaterhouseCoopers LLP.

The following materials are available at the website shown above.

*	Notice of 2008 Annual Meeting of Shareholders and Proxy Statement, and

*	2007 Annual Report to Shareholders.

Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2008 Annual Meeting of Shareholders and Proxy Statement.

i

ii

Jeffrey W. Shaw, C.E.O.

March 28, 2008

Dear Shareholders:

You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation scheduled to be held on Thursday, May 8, 2008, in the conference facilities at Mandalay Bay Resort & Casino, 3950 Las Vegas Blvd. South, Las Vegas, Nevada 89119, commencing at 10:00 a.m. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

At the meeting you will be asked to elect 11 directors and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Your Board of Directors asks you to support the director nominees and the ratification of the selection of PricewaterhouseCoopers LLP.

It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote the accompanying proxy by telephone, internet, or mail at your earliest convenience.

Your interest and participation in the affairs of the Company are sincerely appreciated.

Sincerely,

LOCATION OF 2008
SOUTHWEST GAS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MANDALAY BAY RESORT AND CASINO
3950 Las Vegas Blvd. South
Las Vegas, NV 89119

N
Flamingo Rd.
Tropicana Ave.
Mandalay Bay Rd. / Hacienda
Russell Rd.
UNLV
Excalibur
Luxor Resort
Mandalay Bay Resort and Casino
Las Vegas Blvd.
McCarran Airport
Paradise Rd.
Decatur Blvd.
Interstate 15
Frank Sinatra Blvd.
215

HACIENDA AVENUE
Mandalay Bay South Parking Garage
TO CASINO
Access to Conference Center via stairs/ escalators or via elevator
North Convention Center lower level
SOUTH CONVENTION CENTER
FOUR SEASONS
LAS VEGAS BLVD.
FRANK SINATRA BLVD.
MANDALAY BAY DRIVE
RUSSELL ROAD

The meeting will be held in the
"Tradewinds Room"
North Convention Center
(lower level).

M-1

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road • P.O. Box 98510

• Las Vegas, Nevada 89193-8510 •

PROXY STATEMENT

March 28, 2008

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Southwest Gas Corporation for the 2008 Annual Meeting of Shareholders and for any adjournment or postponement of the Annual Meeting. In this Proxy Statement, we refer to Southwest Gas Corporation as “the Company,” the Board of Directors as “we,” “our,” “us,” or “the Board” and the committees of the Board of Directors as the name of the specific committee or as “the committee.”

We intend to mail this Proxy Statement and a proxy card to shareholders on or about March 28, 2008.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting and described in these materials, including the election of directors, the ratification of the selection of our independent registered public accounting firm, and the transaction of other business, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 11, 2008, the record date for the Annual Meeting, are entitled to receive notice of and vote at the meeting. If you were a shareholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to mail your proxy directly to us, to give your voting instructions on the internet or by telephone, or to vote in person at the Annual Meeting.

If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares and hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your brokers, banks, or other holders of record, how to vote by following the instructions that accompany your proxy materials.

If you hold your shares indirectly in the Southwest Gas Corporation Employees Investment Plan (the “EIP”), you have the right to direct the trustee of the EIP how to vote your shares by following the instructions that accompany your proxy materials.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the Annual Meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

*	Complete the enclosed proxy card, sign it and return it in the enclosed postage-paid envelope;

*	Vote by telephone by calling toll-free 1-800-660-7809 on a touch-tone telephone and following the instructions on the enclosed proxy card; or

*	Vote over the internet at our internet address: www.proxyvoting.com/swg by following the instructions on the enclosed proxy card.

Can I change my vote?

Yes, you can change your vote by (a) sending a new proxy card with a later date; (b) casting a new vote by telephone or over the internet; (c) sending a written notice of revocation to our Corporate Secretary by mail to Shareholder Services, Southwest Gas Corporation, P.O. Box 98510, Las Vegas, NV 89193-8510, or by facsimile at 702-871-9942; or (d) voting by ballot at the Annual Meeting.

What are the Board’s recommendations?

The Board’s recommendations are set forth with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

*	FOR election of the nominated slate of directors (see, Proposal 1); and

*	FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008 (see, Proposal 2).

With respect to any other matter that properly comes before the Annual Meeting, Richard M. Gardner and James J. Kropid, the proxies designated in the accompanying proxy card, will vote all proxies granted to them as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 43,128,799 shares of our common stock were outstanding and the presence of the holders of at least 21,564,400 shares of our common stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered being present at the meeting.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008 are currently considered “routine” matters and a broker has the discretionary voting power to vote on these matters without any instructions from the beneficial owner.

What vote is required to approve each Proposal?

Directors are elected by a plurality of the votes cast. Ratification of PricewaterhouseCoopers LLP’s selection requires the affirmative vote of a majority of shares of our Common Stock represented at the Annual Meeting and entitled to vote.

Do I have an opportunity to cumulate my votes for director nominees?

Shareholders have cumulative voting rights for the election of directors, if certain conditions are met. Shareholders entitled to vote may cumulate their votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting at the meeting, notice has been given that a shareholder intends to cumulate his or her votes. Shareholders deciding to cumulate their votes may cast as many votes as there are directors to be elected, multiplied by the number of shares of our common stock held on the Record Date. The votes may be cast for one candidate or allocated among two or more candidates in any manner the shareholders choose. If any shareholder has given notice of cumulative voting, all shareholders may cumulate their votes for candidates in nomination.

If sufficient numbers of shareholders exercise cumulative voting rights to elect one or more other candidates, our proxies will:

*	determine the number of directors they can elect;

*	select such number from among the named candidates;

*	cumulate their votes; and

*	cast their votes for each candidate among the number they can elect.

How are my votes counted?

*	Election of Directors: You may vote “FOR ALL,” “FOR ALL EXCEPT” or “WITHHOLD AUTHORITY FOR ALL” of the director nominees. If you mark “FOR ALL EXCEPT,” your votes will be counted for every other director nominee.

*	Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the ratification of the proposal.

We will appoint either one or three inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to Company shareholders.

What if I do not vote for some of the matters listed on my proxy card?

If you return a signed proxy card or vote by telephone or the internet without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the proxy card and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

*	Shares held in street name: If you do not instruct your broker to vote your shares of our common stock held in street name, your broker has the discretion to vote your shares on all routine matters scheduled to come before the Annual Meeting. If any matters to be considered at the meeting are viewed as ”non-routine,” your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your broker will vote your shares as broker non-votes. The election of directors and the ratification of the selection of the Company’s independent registered public accounting firm are “routine” and your broker will have the discretion to vote your shares unless you provide voting instructions.

*	Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of our common stock you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. However, If you give your proxy and other matters are properly brought before the meeting, your shares will be voted at the discretion of the proxies, unless otherwise instructed.

What Rules of Conduct will govern the Annual Meeting?

To ensure that our Annual Meeting is conducted in an orderly fashion and the shareholders wishing to speak at the meeting have a fair opportunity to do so, we will have certain guidelines and rules for the conduct of the meeting, which we will provide to those attending the meeting.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board. Morrow & Co., LLC has been employed to assist in obtaining proxies from certain shareholders at an estimated cost of $8,500 plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to you, if your shares are held in a street name, and Morrow & Co. will reimburse them for their expenses in providing the materials to you.

Are proxy materials available on the internet?

The Notice of 2008 Annual Meeting of Shareholders and Proxy Statement and the 2007 Annual Report to Shareholders are available at http://www.swgas.com.

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the California Corporations Code and the Company’s Bylaws, the Company’s business, property and affairs are managed by or are under the direction of the Board. We are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to us and by participating in Board and committee meetings.

We have determined that the directors Chestnut, Comer, Gardner, Kropid, Maffie, Mariucci, Melarkey, Sparks, and Wright have no material relationships with the Company and are independent.

We reached the same conclusion with respect to Director Hanneman, while he served on the Board in 2007 and 2008. We have also determined that members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent. In making this determination, we have reviewed all transactions or relationships with the Company using a definition of “material relationships” to include the criteria listed in Section 303A of the listing requirements of the NYSE and have presumed that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”) and authorized by the Company’s regulatory tariffs above the Item 404 threshold are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”). The independence criteria we use are included in the Company’s corporate governance guidelines, which is available on the Company’s website at: http://www.swgas.com.

We based our independence determination primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family relationships and on discussions with directors. In concluding that the named directors are independent, we did review transactions involving director Wright and director Maffie’s status as a retired executive officer of the Company. During 2007, the Company used one of Mr. Wright’s companies to secure title insurance and escrow services for the purchase of a piece of real property in southern Nevada. The transactions with Mr. Wright were not of the nature or amount that would impact director Wright’s overall independence; however, the transactions, because of his ownership interest in his companies, affect his independence in serving on the Compensation Committee. Director Maffie, because he was an executive officer of the Company, cannot be classified as independent for purposes of serving on the Compensation Committee.

Regular Board meetings are scheduled for the fourth Tuesday of January and February, the fifth Tuesday of July, the third Tuesday of September, the second Friday of November, and the Wednesday before the Annual Meeting of Shareholders in May. Additional meetings are called on an as-needed basis and we sometimes act by written consent without a meeting. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. We held six regular meetings and one organizational meeting in 2007. Each incumbent director attended more than 75% of our Board and committee meetings on which he or she served during 2007. Non-management directors are expected to meet in an executive session at least four times a year, and the “independent” directors are expected to meet at least once a year. These sessions are presided over by James J. Kropid, Chairman of the Board, who is the current “Presiding Director.”

Committees of the Board

Permanent Board committees consist of Audit, Compensation, Nominating and Corporate Governance, and Pension Plan Investment. Each committee has established responsibilities, while the Audit, Compensation, and Nominating and Corporate Governance Committees have detailed charters designed to satisfy applicable legal and regulatory requirements. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed solely of independent directors as outlined above.

The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It consists of directors Gardner (the Chair), Chestnut, Comer, Kropid, Mariucci and Melarkey. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal controls and financial reporting process.

The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors, and Company financial personnel. We determined that directors Comer, Gardner, and Mariucci, who are independent, each qualifies as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

The Compensation Committee is responsible for determining CEO compensation and making recommendations to us annually on such matters as directors’ fees and benefit programs, executive compensation and benefits, and compensation and benefits for all other Company employees. The committee’s charge, as outlined in its charter, cannot be delegated without Board approval. The committee does receive recommendations from management on the amount and form of executive and director compensation; however, the committee does have the ability to directly employ consultants to assess the executive compensation program. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement. The committee consists of directors Chestnut (the Chair), Gardner, and Mariucci. Director Hanneman served as a member of the committee until his resignation from the Board in March 2008.

The Nominating and Corporate Governance Committee is responsible for making recommendations to us regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices, and number of committees; and developing the criteria for the selection of directors. The committee considers written suggestions from shareholders regarding potential nominees for election as directors. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is also charged with the responsibility of developing and recommending to us corporate governance principles and compliance programs for the Company. The committee consists of directors Kropid (the Chair), Melarkey, Sparks, and Wright. Director Hanneman served as a member of the committee until his resignation from the Board in March 2008.

The Pension Plan Investment Committee establishes, monitors, and oversees, on a continuing basis, asset investment policy and practices for the Company’s retirement plan. The committee consists of directors Wright (the Chair), Biehl, Comer, Maffie, and Sparks.

During 2007, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held three meetings, and the Pension Plan Investment Committee held four meetings.

The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees, the Company’s corporate governance guidelines, and the Company’s code of business conduct that applies to all employees, officers and directors are available on the Company’s website at: http://www.swgas.com. Print versions of these documents are available to shareholders upon request directed to the Corporate Secretary, Southwest Gas Corporation, 5241 Spring Mountain Road, Las Vegas, NV 89150.

Selection of Directors

We believe our Board should be composed of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration, and familiarity with national and international business matters and the energy industry. Additional factors that will be considered in the selection process include the following:

*	Independence from management;

*	Diversity, age, education, and geographic location;

*	Knowledge and business experience;

*	Integrity, leadership, reputation, and ability to understand the Company’s business;

*	Existing commitments to other businesses and boards; and

*	The current number and competencies of our existing directors.

The Nominating and Corporate Governance Committee will consider candidates for directors suggested by shareholders applying the criteria for candidates described above and considering the additional information referred to below. Shareholders who would like to suggest a candidate should write to the Company’s Corporate Secretary and include:

*	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

*	The name of and contact information for the candidate;

*	A statement of the candidate’s business and educational experience;

*	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

*	A statement detailing any relationship between the candidate and the Company, Company affiliates, and any competitor of the Company;

*	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

*	The candidate’s written consent to being named a nominee and serving as a director if elected.

When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The committee may also retain a search firm to identify potential candidates.

Shareholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 20 days prior to the first anniversary of the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. For this year’s Annual Meeting, the required notice must be received by the Company on or before April 14, 2008. In order to make such a nomination, a shareholder is required to include in the written notice the following:

*	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;

*	Each person’s written consent to being named a nominee and serving as a director, if elected;

*	The name and address of the proposing shareholder or beneficial owner; and

*	The class and number of shares of the Company held directly or indirectly by the proposing shareholder.

Shareholder Nominees

There have been no director nominee candidates submitted by shareholders for consideration for election at this year’s Annual Meeting of Shareholders.

Transactions with Related Persons

We have adopted a written policy and procedures for the review, approval, or ratification of any transactions with related persons. The policy addresses transactions in which the Company was or is a participant, the amount exceeds $120,000, and a related person, which includes any director, executive officer, nominee for director, five percent beneficial owners or their immediate family members, had or will have a direct or indirect material interest. These transactions will be reported to the Company’s general counsel, reviewed by the Nominating and Corporate Governance Committee, and approved or ratified only if the committee determines that the transaction is not inconsistent with the best interests of the Company. The policy is included in the Company’s corporate governance guidelines, which is available on the Company’s website at: http://www.swgas.com.

Directors and Officers Share Ownership Guidelines

In order to align our interests with that of all shareholders, we have adopted Company common stock ownership guidelines for the directors and Company officers.

The outside directors are expected to acquire and retain a minimum of 3,000 shares of our common stock. New outside directors elected will be expected to satisfy the share ownership guidelines within two years of becoming a director. Management directors are expected to purchase and retain specific share minimums tied to their positions with the Company.

Company officers are expected to acquire and retain the following minimum levels of our common stock:

* Chief Executive Officer	25,000 shares
* President	15,000 shares
* Executive Vice President	12,500 shares
* Senior Vice President	10,000 shares
* Vice President	5,000 shares

Executives, at the time the guidelines were adopted, were given five years to reach these levels. Executives elected after the adoption of the guidelines are given seven years and executives promoted to positions requiring a greater number of shares are given an additional two years to satisfy the applicable ownership level.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2007 were directors Chestnut (the Chair), Gardner, Hanneman, and Mariucci. None of the members has ever been an officer or employee of the Company or any of its subsidiaries and no “compensation committee interlocks” existed during 2007.

Director Attendance at Annual Meetings

We normally schedule Board meetings in conjunction with each Annual Meeting of Shareholders and each director is expected to attend the meetings. Last year, all of the directors attended the 2007 Annual Meeting of Shareholders.

Communications with Directors

Any shareholder and other interested parties who would like to communicate with the Board, the Presiding Director, or any individual directors can write to:

Southwest Gas Corporation

Corporate Secretary

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, NV 89193-8510

Depending on the subject matter, the Corporate Secretary will either:

*	forward the communication to the director or directors to whom it is addressed;

*	attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or

*	not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. At each regular Board meeting, a summary of all communications received since the last Board meeting that were not forwarded will be presented and such communications will be made available to the directors.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Election of the Director Nominees.

Names and Qualifications of Nominees

Each director elected at an annual meeting will serve until the next annual meeting and until his or her successor is elected and qualified. The nominees were elected to their present term of office at the last Annual Meeting on May 3, 2007.

The 11 nominees for director receiving the highest number of votes, a plurality, will be elected to serve until the next Annual Meeting. The names of the nominees, their principal occupation, and recent employment history are set forth on the following pages.

George C. Biehl

Executive Vice President, Chief Financial Officer & Corporate Secretary

Southwest Gas Corporation

Director Since: 1998

Board Committees: Pension Plan Investment

Mr. Biehl, 60, joined the Company in 1990 as Senior Vice President and Chief Financial Officer after serving in a number of capacities with Deloitte Haskins & Sells (now Deloitte & Touche) and as chief financial officer for PriMerit Bank for the five years before joining the Company. He assumed the responsibilities as Corporate Secretary for the Company in 1996 and was named Executive Vice President in 2000. Mr. Biehl graduated from The Ohio State University with a degree in accounting and earned his MBA with an emphasis in finance from Columbia University. He is a member of the American Institute of Certified Public Accountants, a member of the Las Vegas Chamber of Commerce Leadership Las Vegas Program, and serves on various committees of several trade associations.

Thomas E. Chestnut

Owner, President and CEO

Chestnut Construction Company

Director Since: 2004

Board Committees: Audit, Compensation (Chair)

Mr. Chestnut, 57, after serving in Vietnam with the U.S. Army, began a career in the construction industry in 1972 with Del Webb Corporation. Leaving Webb in 1980 as Manager of Commercial Operations, Mr. Chestnut took a position with The Wray Company, a commercial contractor and wholly owned subsidiary of Weyerhaeuser Company. He remained with Wray until 1990 when he founded Chestnut Construction Company in Tucson, Arizona. Mr. Chestnut is a past president and life director of the Arizona Builders Alliance and a past president of the Arizona Building Chapter of the Associated General Contractors of America. He is a past chair and life trustee of the Carondelet Foundation, a member of the Tucson Conquistadors, a member and past director of the Centurions of St. Mary’s Hospital, and a member of the Alexis de Toqueville Society of United Way of Greater Tucson. Mr. Chestnut was named the 2001 Tucson Small Business Leader of the Year by the Tucson Metropolitan Chamber of Commerce and the 2002 Arizona Small Business Person of the Year by the United States Small Business Administration.

Stephen C. Comer

Retired Managing Partner

Deloitte & Touche LLP

Director Since: January 2007

Board Committees: Audit, Pension Plan Investment

Mr. Comer, 58, received his degree in accounting from Cal State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. He serves as a director of Pinnacle Entertainment Inc. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds professional CPA licenses in the states of California and Nevada. He is also active in numerous civic, educational, and charitable organizations.

Richard M. Gardner

Retired Partner

Deloitte & Touche LLP

Director Since: 2004

Board Committees: Audit (Chair), Compensation

Mr. Gardner, 70, obtained his degree in accounting from Brigham Young University in 1963 and was employed by Deloitte & Touche in its Los Angeles and Phoenix offices until his retirement in 2000. As an audit partner for 27 years, he served clients in various industries and in several management capacities including Professional Practice Director for the Los Angeles area offices. He is a member of the American Institute of Certified Public Accountants and has been active in numerous civic, educational and charitable boards.

James J. Kropid

President

James J. Kropid Investments

Director Since: 1997

Chairman of the Board of Directors

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Mr. Kropid, 70, received his undergraduate degree from DePaul University and participated in the executive development program at the University of Illinois. He joined Centel Corporation in 1961 and became president of its Central Telephone Company-Nevada/Texas division in 1987. In 1993, the Governor of Nevada appointed him to the position of general manager of the Nevada State Industrial Insurance System, a position in which he served for almost two years. He is currently president of his own investment company. Mr. Kropid is involved in many civic and charitable organizations. In 2003, Mr. Kropid served as the interim executive director of the United Way of Southern Nevada and is on the board and executive committee of that organization. He is a past president of the Las Vegas Area Council of the Boy Scouts of America and presently serves on that board and executive committee. He is a past chairman of the YMCA of Southern Nevada and serves as a trustee of the Desert Research Institute Foundation and chairs the Desert Research Institute’s Green Power Project.

Michael O. Maffie

Retired Chief Executive Officer

Southwest Gas Corporation

Director Since: 1988

Board Committees: Pension Plan Investment

Mr. Maffie, 60, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. He was named Vice President/Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, President and Chief Executive Officer in 1993 and Chief Executive Officer in 2003, until his retirement in 2004. He received his undergraduate degree in accounting and his MBA in finance from the University of Southern California. He serves as a director of Boyd Gaming Corporation and was a director of Del Webb Corporation and Wells Fargo Bank/Nevada Division. A member of various civic and professional organizations, he served as chairman of the board of trustees of the UNLV Foundation and is a past chairman of the board of United Way of Southern Nevada. He also is a past director of the Western Energy Institute and the American Gas Association.

Anne L. Mariucci

Private Investor

Director Since: 2006

Board Committees: Audit, Compensation

Ms. Mariucci, 50, received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She spent the majority of her professional career in the large-scale community development and homebuilding business. Ms. Mariucci was employed by Del Webb Corporation in 1984 and served in a variety of senior management capacities, culminating in President. She retired from Del Webb’s successor Pulte Homes, Inc. in 2003 and with two partners founded Inlign Capital Partners, a private equity firm investing in privately held companies. She is also affiliated with Hawkeye Partners in Dallas, Texas and Glencoe Capital in Chicago, Illinois. Ms. Mariucci is a member of the Arizona Board of Regents. She also serves as a director of Scottsdale Healthcare, Arizona State University Foundation, and the Fresh Start Women’s Foundation.

Michael J. Melarkey

Partner

Avansino, Melarkey, Knobel & Mulligan

Director Since: 2004

Board Committees: Audit, Nominating and Corporate Governance

Mr. Melarkey, 58, a partner in the law firm of Avansino, Melarkey, Knobel & Mulligan received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his masters in laws in taxation from New York University. He has been in private legal practice in Reno, Nevada, since 1976. Mr. Melarkey is a member of the American Bar Association, the International Association of Gaming Lawyers and the State Bar of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation, and the E. L. Wiegand Trust. He is vice president of Miami Oil Producers, Inc. and serves as a director of the Gabelli Dividend and Income Trust, the Gabelli Global Utility and Income Trust, the Gabelli Global Gold, Natural Resources & Income Trust, and the Gabelli Global Deal Fund, all closed-end mutual funds.

Jeffrey W. Shaw

Chief Executive Officer

Southwest Gas Corporation

Director Since: 2004

Board Committees: None

Mr. Shaw, 49, joined the Company in 1988 as Director of Internal Audit. He was promoted to Controller and Chief Accounting Officer in 1991, Vice President/Controller and Chief Accounting Officer in 1993, Vice President and Treasurer in 1994, Senior Vice President/Finance and Treasurer in 2000, Senior Vice President/Gas Resources and Pricing in 2002, President in 2003 and Chief Executive Officer in June 2004. Mr. Shaw received his degree in accounting from the University of Utah and worked for Arthur Andersen & Co., in its Dallas and Las Vegas offices prior to joining Southwest Gas. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs, and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the American Gas Association, the Western Energy Institute, the UNLV Foundation, the DRI Foundation, the Las Vegas Area Council of the Boy Scouts of America, and United Way of Southern Nevada.

Carolyn M. Sparks

President

International Insurance Services, Ltd.

Director Since: 1988

Board Committees: Nominating and Corporate Governance, Pension Plan Investment

Mrs. Sparks, 66, graduated from the University of California Berkeley in 1963, and with her husband, co-founded International Insurance Services, Ltd., in Las Vegas, Nevada, in 1966. She served on the University and Community College System of the Nevada Board of Regents from 1984 to 1996, and in 1991 was elected to a two-year term as chair of the Board of Regents, and is currently serving on the Nevada Taxicab Authority Board. Mrs. Sparks is actively involved with numerous charitable and civic organizations, including founding and chairing the University Medical Center Foundation and the Children’s Miracle Network Telethon. She is the chairperson of the Nevada Children’s Center Foundation, a past president of the Salvation Army Advisory Board, vice president of Nevada Ballet Theater and was the founding president of the Nevada International Women’s Forum. She also serves on the Foundation Boards of the University of Nevada Las Vegas and the College of Southern Nevada, and the University of Nevada Health Sciences Center Advisory Board.

Terrence “Terry” L. Wright

Owner/Chairman of the Board of Directors

Nevada Title Company

Director Since: 1997

Board Committees: Nominating and Corporate Governance, Pension Plan Investment (Chair)

Mr. Wright, 58, received his undergraduate degree in business administration and his juris doctor from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to its Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now known as Nevada Title Company. Mr. Wright is the chairman of the board and majority owner of Westcor Land Title Insurance Company, which has operations in Alabama, Arizona, California, Florida, Texas and Utah. He is a member of the California and Illinois bar associations and has served on the board of directors for Nevada Land Title Association, the Las Vegas Monorail and the Tournament Players Club at Summerlin. He is a past-chairman of the Nevada Development Authority, the Nevada Chapter of the Young President‘s Organization and the UNLV Foundation. Mr. Wright is also a founder and director of Service First Bank of Nevada.

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all our common stock beneficially owned by the Company‘s directors, the nominees for director and the executive officers of the Company, as of March 11, 2008.

Directors, Nominees & Executive Officers	No. of Shares Beneficially Owned (1)		Percent of Outstanding Common Stock (2)
George C. Biehl	90,690	(3)(4)	*
Thomas E. Chestnut	13,122	(5)	*
Stephen C. Comer	2,022		*
Richard M. Gardner	13,617	(6)	*
LeRoy C. Hanneman, Jr.	10,481	(7)	*
James J. Kropid	27,750	(8)	*
Michael O. Maffie	12,293	(9)	*
Anne L. Mariucci	3,122	(10)	*
Michael J. Melarkey	15,087	(11)	*
Jeffrey W. Shaw	137,371	(3)(12)	*
Carolyn M. Sparks	28,177	(13)	*
Terrence L. Wright	13,122	(14)	*
James P. Kane	71,767	(15)	*
Thomas R. Sheets	37,246	(3)(16)	*
Dudley J. Sondeno	40,016	(17)	*
Other Executive Officers	248,916	(18)	*

Total	764,799		1.77%

(1)	Our common stock holdings listed in this column include performance shares granted to the Company’s executive officers under the Company’s Management Incentive Plan (the ‘MIP‘) for 2005, 2006, and 2007 and Restricted Stock Unit Plan (the ‘RSUP‘) for 2007 and 2008.

(2)	No individual officer or director owned more than 1% of our common stock.

(3)	Number of shares does not include 6,618 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Biehl, Shaw and Sheets are trustees of the Foundation but disclaim beneficial ownership of said shares.

(4)	The holdings include 13,400 shares that Mr. Biehl has the right to acquire through the exercise of options under the 2002 Stock Incentive Plan (the “Option Plan”). Mr. Biehl has also pledged 23,911 shares of our common stock as loan collateral.

(5)	The holdings include 8,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Chestnut has the right to acquire through the exercise of options under the Option Plan.

(6)	The holdings include 8,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Gardner has the right to acquire through the exercise of options under the Option Plan and 4,495 shares over which he has shared voting and investment power with his spouse through a family trust.

(7)	The holdings include 6,300 shares which Mr. Hanneman has the right to acquire through the exercise of options under the Option Plan and 208 shares attributable to his 2007 grant under the RSUP. The remaining RSUP grants will not vest because of his resignation from the Board in March 2008. The holdings also include 3,973 shares over which he has shared voting and investment control with his spouse through a family trust.

(8)	The holdings include 22,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Kropid has the right to acquire through the exercise of options under the Option Plan, the 1996 Stock Incentive Plan (collectively, referred to with Option Plan as the “Option Plans”) and 4,628 shares over which he has shared voting and investment power with his spouse through a family trust. Mr. Kropid holds 1,000 shares of SWG II Preferred Trust Securities (“SWG II Securities”) in an individual retirement account, 1,500 shares of SWG II Securities in a family trust, and his spouse holds 2,500 shares of SWG II Securities in a separate property trust.

(9)	The holdings include 5,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Maffie has the right to acquire through the exercise of options under the Option Plan and 1,142 shares over which his spouse has voting and investment control.

(10)	The holdings include 2,100 shares (900 of which will become exercisable within 60 days) which Ms. Mariucci has the right to acquire through the exercise of options under the Option Plan.

(11)	The holdings include 8,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Melarkey has the right to acquire through the exercise of options under the Option Plan and 700 shares over which he has shared voting and investment control through a profit-sharing plan.

(12)	The holdings include 52,140 shares which Mr. Shaw has a right to acquire through the exercise of options under the Option Plan.

(13)	The holdings include 20,100 shares (1,800 of which will become exercisable within 60 days) which Ms. Sparks has the right to acquire through the exercise of options under the Option Plans.

(14)	The holdings include 9,100 shares (1,800 of which will become exercisable within 60 days) which Mr. Wright has the right to acquire through the exercise of options under the Option Plans.

(15)	The holdings include 26,820 shares which Mr. Kane has a right to acquire through the exercise of options under the Option Plan.

(16)	The holdings include 11,100 shares which Mr. Sheets has a right to acquire through the exercise of options under the Option Plan.

(17)	The holdings include 11,100 shares which Mr. Sondeno has a right to acquire through the exercise of options under the Option Plan.

(18)	The holdings of other executive officers include 131,582 shares that may be acquired through the exercise of options under the Option Plans.

Beneficial Owners     T. Rowe Price Associates, Inc. reported on Schedule 13G/A, filed on February 12, 2008, that it owns in excess of 5% of our common stock. GAMCO Investors, Inc. reported on Form 13F, filed on February 13, 2008, that it owns in excess of 5% of our common stock. Barclays Global Investors NA and various related entities (collectively, “Affiliates”) reported on Schedule 13G, filed on February 6, 2008, that they own in excess of 5% of our common stock. The holdings of these entities on the dates noted herein and as a percentage of the shares outstanding on the Record Date are as follows:

Beneficial Owners	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock
T. Rowe Price Associate, Inc.	2,869,580	6.65%
100 E. Pratt Street Baltimore, Maryland 21202
GAMCO Investors, Inc.	2,491,979	5.78%
One Corporate Center Rye, New York 10580
Barclays Global Investors NA & Affiliates	2,270,135	5.26%
45 Fremont Street, 17th Floor San Francisco, California 94105

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has adopted procedures to assist our directors and executive officers in complying with Section 16(a) of the Exchange Act, which include assisting in the preparation of forms for filing. For 2007, the Company believes that all reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program is designed to reward “know-how,” “problem solving,” and “accountability” for a given position and to elicit long-term employment commitments and performance. We strive to set salary at levels that ensure reasonableness, competitiveness, and internal equity for each position. Performance awards, retirement benefit opportunities, and post-termination benefits support our goal of attaining long-term executive employment commitments, while at the same time increasing shareholder value, achieving operational efficiencies, and maintaining customer satisfaction levels.

As a public utility, the Company is a regulated entity and the compensation it pays is evaluated as part of the regulatory review process. Our compensation program must be responsive to market conditions and the regulatory environment we face as a public utility. Compensation costs, like all our operating expenses, are subject to reasonableness reviews by the regulatory bodies in the states and jurisdictions in which we operate. In addition, the regulatory review process recognizes the value of providing incentives for operational efficiencies and overall customer satisfaction.

Employment commitments by our executives are intended to parallel our long-term customer service obligations. The long-term nature of our customer service obligations, which is unique to public utilities, shapes the overall structure of our executive compensation program. We seek to ensure that long-term corporate and customer goals of continuous service at reasonable rates are achieved. We also recognize that we are in a competitive environment for executives, and our compensation program has to recognize and reward performance. Non-equity incentive compensation and restricted stock awards are designed to address performance and provide significant support for long-term employment commitments.

Our executive compensation program is prospective. The results of previously earned performance awards and the deferral of cash compensation are not taken into consideration in establishing the appropriate level of future compensation. Past performance, however, is taken into consideration in determining our performance awards and in setting new performance targets.

The executive compensation program is administered by the Compensation Committee of the Board of Directors. The committee annually reviews and approves our corporate goals and objectives relevant to the principal executive officer’s (“PEO”) compensation, the PEO’s performance in relation to such goals and objectives and, together with the other independent directors of the Board of Directors, the PEO’s actual compensation. The committee also reviews with the PEO and approves the salaries for our other executive officers.

Our management annually provides information to the committee regarding what it believes to be appropriate compensation levels and performance programs and awards. This information is gathered from external independent surveys and publicly available compensation comparisons. Consultants may also be retained by management to independently assess the compensation program. Management, including the named executive officers (“named executive officers”), provides guidance to, and receives direction from, the committee regarding our executive compensation program. In addition, the committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation program objectives and in determining whether the objectives have been satisfied.

Elements of Compensation

Our executive compensation program consists of the following elements:

*	salary;
*	stock awards;
*	non-equity incentive plan compensation;
*	perquisites;
*	welfare benefits;
*	retirement benefits; and
*	post-termination benefits (under certain circumstances, as discussed below).

Welfare benefits available to executive officers, including group life, health, hospitalization, and medical reimbursement programs, are similar in scope, terms, and operation to the benefits available to all Company employees. Retirement benefits include both tax-qualified and non tax-qualified defined benefit and contribution retirement plans. Post-termination benefits are governed by our employment and change in control agreements with our executive officers.

Decision to Pay Each Element of Compensation

Our decision to pay each element of compensation is based on the market conditions necessary to attract and retain qualified executives. As previously discussed, one of the primary objectives of our executive compensation program is to elicit long-term employment commitments. To fulfill this objective, we respond to what we believe the market dictates and offer a broad spectrum of compensation opportunities. As discussed in greater detail below, these compensation opportunities are tailored to the characteristics of a regulated public utility.

Determination of the Amount to be Paid for Each Element of Compensation

The nature of our operations and competitive considerations have led the committee to design and employ a compensation program that is comparable to compensation programs widely used in industry, weighted for public utilities, and accepted by various utility regulatory agencies. Our review process focuses on similar-sized national and regional energy and gas utilities that share common factors (e.g., number of customers, utility revenues, market capitalization, employer business lines, number of rate jurisdiction and geographically diverse service areas) with the Company. Our national focus group includes:

* AGL Resources, Inc.	* NICOR Inc.
* Atmos Energy Corp.	* ONEOK Inc.
* Energy East Corp.	* Questar
* Equitable Resources Inc.	* Southern Union Co.
* MDU Resources Group Inc.	* UGI Corporation
* National Fuel Gas Company	* WGL Holdings, Inc.
* New Jersey Resources Corp.

Our regional focus group includes:

* Avista Corp.	* Edison International
* NW Natural Gas Company	* Pacific Gas & Electric Company
* Pinnacle West Capital Corp.	* PNM Resources Inc
* Portland General Electric Co.	* Puget Sound Energy
* Questar	* Sempra Energy
* Sierra Pacific Resources	* UniSource Energy Services

Compensation surveys prepared by the American Gas Association, Watson Wyatt, and William M. Mercer are also used to ensure that our compensation programs are comparable with industry norms.

We set salaries and overall compensation for our executive officers at amounts that approximate the 50th percentile of the amounts paid by the focus groups of companies discussed above. The selection of these parameters is designed to be comparable and competitive with the relevant market, address the regulatory environment in which we operate, and to provide a reasonable range of incentives to reward performance.

Salaries.     Salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by peer companies for similar positions. Salary design is established using the Hay Group method. The Hay Group method values the substance of the positions based on “know-how,” ”problem solving,” and accountability.” Input from the Hay Group and utility and general industry surveys are used by the committee to help ensure that salaries are reasonable, competitive, and properly address position responsibility. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, inflation, and experience.

Performance-Based Compensation.     The performance component of the Company’s executive compensation program is designed to reward Company performance and consists of non-equity incentive plan compensation and restricted stock awards provided through our Management Incentive Plan (“MIP”) and our Restricted Stock/Unit Plan (the “RSUP,” and collectively, the “Incentive Plans”). The committee has designed the Incentive Plans to focus on specific annual and long-term Company financial and productivity performance goals. Financial performance, productivity, and customer satisfaction factors are incorporated in the Incentive Plans.

Annually, we establish incentive opportunities under the MIP, expressed as a percentage of salary corresponding with the individuals’ position and responsibilities with the Company, and determine the performance goals to be measured against these opportunities. For 2007, the incentive opportunities for the named executive officers were set at the following percentages of salary:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	115%
George C. Biehl	90%
James P. Kane	100%
Thomas R. Sheets	75%
Dudley S. Sondeno	75%

The performance measures for 2007 were tied to our financial performance, productivity, and customer satisfaction. This mix of performance goals is designed to address shareholder and customer interests through the Company’s financial performance and increased productivity and customer interests through the measurement of customer satisfaction. In prior regulatory proceedings, the regulatory commissions have insisted that productivity measures and customer satisfaction goals be included in the MIP in order to recover any of the costs of the program in our natural gas rates.

The two financial performance measures selected by the committee address the Company’s average return-on-equity performance over the last three years (which is weighted and adjusted for inflation) and the Company’s current utility return on equity performance in comparison to a peer group of natural gas distribution companies, which when initially established would be classified as local natural gas distribution companies. The 2007 target for the Company’s three-year average return on equity, before weighting and adjusting for inflation, was 8%. The target for the comparison of the Company’s 2007 return on equity relative to the peer group of utilities was set at the 50th percentile. The peer group consisted of the following distribution companies.

* South Jersey Industries, Inc.	* Nicor Inc.
* NW Natural Gas Company	* AGL Resources, Inc.
* The Laclade Group	* Piedmont Natural Gas Co., Inc.
* Vectren Corporation	* WGL Holdings, Inc.
* New Jersey Resources Corp.	* Atmos Energy Corp.
* Avista Corp.	* SEMCO Energy, Inc.

The productivity performance measures address a specific customer-to-employee ratio target and actual customer-to-employee ratios in comparison to a peer group of natural gas distribution companies, consisting of those listed above and Cascade Natural Gas Corporation. The target for 2007 for the Company’s customer-to-employee ratio was set at 609 customers per employee. The target for the comparison of the Company’s 2007 customer-to-employee ratio relative to the peer group of utilities was set at the 76th percentile. Our customer service satisfaction level target for 2007 was set at 85% and measured individually for each of our operating divisions.

The committee, has modified the performance measures for 2008. Changes in the energy industry, as a result of consolidation and economic conditions, caused the committee to re-evaluate the current performance measures. The five measures previously used will be replaced with four measures—one financial and three related to productivity. The financial measure, a return-on-equity (“ROE”), is designed to reward our success in reaching our average authorized ROE. The productivity measures are designed to reward our success in reaching a predetermined customer satisfaction percentage, a percentage improvement in the customer-to-employee ratio, and a predetermined percentage of cost containment for operating costs. The performance measure targets for 2008 are as follows:

*	ROE – The target for the ROE component of the MIP for 2008 is 8.06%, which represents 80% of the company-wide authorized weighted average ROE. The threshold for an award for this measure is reached at 70% of target and a maximum award is achieved at 140% of the ROE target. Achieving the company-wide authorized weighted average ROE will result in a performance award equal to 125% for this measure.

*	Customer Satisfaction – This component is unchanged from the previous year, with the target set at 85% and measured individually for each of our operating divisions. The threshold for an award for this measure is reached at 75% and a maximum award is achieved at a customer satisfaction level of 95%.

*	Customer-to-Employee Ratio – The target for this component of the MIP for 2008 is set at 735 customers per employee. This target represents a three percent improvement over the actual 2007 ratio of 714 customers per employee. A one percent improvement in the ratio will satisfy the award opportunity threshold and a five percent increase will satisfy the maximum payout for this measure.

*

Operating Costs – The operating cost component of the MIP is based on a percentage of a rolling ten-year average of annual operating cost percentage increases. The target for 2008 is set at 4.78%, which represents 85% of the rolling ten-year average increase. New mandated programs and incidents occurring during the year that individually result in a reserve in excess of $1 million will be excluded in determining the annual operating cost. The minimum target is set at the rolling ten-year average and the maximum award is achieved at 70% of the rolling ten-year average.

Each of the performance measures is equally weighted and the actual performance award can range from 70% to 140% of the assigned incentive opportunity for each measure. If the threshold percentage for any measure is achieved, a percentage of annual performance awards will have been earned. Regardless of whether such awards are earned, no awards will be paid in any year unless dividends paid on our common stock for such year equal or exceed the prior year’s dividends. The success in achieving the performance measures for 2007 is discussed in the narrative following the Summary Compensation Table.

If annual performance awards are earned and payable, payment of the awards will be subject to a reduction depending upon satisfaction of the MIP participants’ individual performance goals. The committee reviews the PEO’s individual performance. The PEO, in turn, will make a like determination for the other executive officers. Reductions in the performance awards, if any, are discussed in the narrative following the Summary Compensation Table. Further, the annual awards will be split, with 40% paid in cash (which are disclosed as non-equity incentive plan compensation in the Summary Compensation Table) and the remaining 60% converted into performance shares (which are disclosed as stock awards in the Summary Compensation and Grants of Plan-Based Compensation Tables Narrative) tied to a 5-day average value of our common stock for the first five trading days in January. The performance shares are restricted for three years and the ultimate payout in our common stock is subject to continued employment during this restricted period.

The RSUP is designed to provide incentives for maintaining long-term performance and strengthening shareholder value. The award opportunities, like that of the MIP, are based on a percentage of salary. As approved by shareholders in 2007, the incentive opportunities are as follows:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	45%
George C. Biehl	25%
James P. Kane	30%
Thomas R. Sheets	20%
Dudley S. Sondeno	20%

The performance goal used to determine whether an award is earned is the average MIP payout percentage for the three years immediately preceding the award determination date. The target is set at an average payout percentage of 100%; however, no award will be earned unless the average payout percentage is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. Once earned, the award will be converted into Restricted Stock or Restricted Stock Units, based on the fair market value of our common stock on the date of the award, and will vest in percentages (40%, 30%, and 30%) over the next three years. The success in achieving the performance measures for 2007 is discussed in the narrative following the Summary Compensation and Grants of Plan-based Awards Tables.

Perquisites.     We provide a limited number of perquisites to our executive officers. Our executive officers receive car allowances, cell phones, cable internet access, annual physical examinations, life insurance and a $3,000 allowance once every three years to assist in financial and estate planning. Senior officers are also provided country club memberships. The costs associated with the personal use of company cars, cell phones, cable internet access, and the charges for personal use of the country club memberships are the responsibility of the individual officers.

Retirement Benefits.     Four retirement benefit plans are available to our executive officers. Two of the plans, the Retirement Plan for Employees of Southwest Gas Corporation (the “Retirement Plan”) and the Employees’ Investment Plan (“EIP”), both tax-qualified plans, are available to all of our employees. Two additional plans are offered to our executive officers: the Supplemental Retirement Plan (“SRP”) and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executive officers and to address the dollar limitations imposed on the two tax-qualified plans.

Benefits under the Retirement Plan are based (i) on the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final ten years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. The SRP is designed to supplement the benefits under the Retirement Plan to a level of up to 60% of salary. To qualify for benefits under the SRP, which is based on a 12-month average of the highest 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company or (ii) age 65, with ten years of service.

Executives may participate in the EIP and defer salary up to the maximum annual dollars permitted for 401(k) plans under the Code. Investments of these deferrals are controlled by the individual executives from a selection of investment options offered through the EIP. We do not match contributions for executive deferrals into the EIP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive plan compensation. As part of the plan, we provide matching contributions that parallel the contributions made under the EIP to non-executives, up to 3.5% (beginning in 2008) of their annual salary. Amounts deferred and our matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. Selection of this interest rate was designed to provide returns that are conservative in relation to other investment opportunities in the financial markets; however, it does provide more consistent returns over time. At retirement or termination, with five years of service with the Company, our executive officers will receive EDP balances paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on each January 1 for the five years prior to the start of retirement.

Post-Termination Benefits. We have entered into employment agreements with our senior officers, including each of the named executive officers, and change in control agreements with our remaining officers. The employment agreements generally provide for payment, upon termination without cause or a significant reduction in an officer’s duties, responsibilities, location, or compensation (collectively, referred to as “Termination Event”), of up to one and one-half years of compensation for the named executive officers other than the PEO and up to three years of total compensation for the PEO. Compensation includes salary, a predetermined level of incentive compensation and welfare benefits, re-employment/relocation expense, office, and secretarial support expense. All unvested restricted stock and any remaining stock option awards will vest and the options will remain exercisable for 90 days after a Termination Event. Additional credits will also be provided that may affect eligibility, vesting and calculation of benefits under the SRP. The employment agreements also provide for the lump sum payment, upon a Termination Event within two years following a change in control of the Company, of an amount equal to two, two and one-half or three-times total compensation, as outlined above. Under these latter circumstances, the PEO would be entitled to a payment equal to three times his total compensation.

The change in control agreements for the remaining officers parallel the change in control provisions of the employment agreements, and provide that such officers would be entitled to an amount equal to two times their annual compensation as defined above. A change in control event under both forms of agreements is generally defined to include an acquisition by one person (or group of persons) of at least 20% of the ownership of the Company, the replacement of the majority of the members of the incumbent Board of Directors (excluding replacement directors nominated by the incumbent Board), or mergers and similar transactions which result in more than a 50% change in ownership. Restricted stock awards and any remaining stock options may vest and become immediately exercisable upon a change in control event.

If any payment under these agreements or plans would constitute a “parachute payment” subject to any excise tax under the Code, the Company will pay the tax to ensure that our executive officers will receive the full value of these agreements.

These agreements are for 24 months for each of the officers other than Mr. Shaw, whose agreement is for 36 months. Mr. Shaw’s agreement is set at 36 months in recognition of his importance to the Company on a continuous basis and to maintain the Company’s direction during a change in control period. Annually, the agreements automatically extend for successive one-year periods, unless canceled by the Company.

Interaction of the Compensation Elements in Relation to the Compensation Objectives

The Company’s executive compensation program is intended to reward long-term employment commitments and performance. Salary, retirement benefits, and the opportunity to be rewarded for performance provide the incentives to secure long-term commitments to the Company. Being rewarded for actual performance recognizes the Company’s commitments to increasing shareholder value, implementing operational efficiencies, and maintaining customer satisfaction. Taken as a whole, the program supports the Company’s commitment to its shareholders and its long-term commitment to its customers.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other three most highly compensated executive officers. Generally, awards under our MIP, which is a performanced-based compensation plan, may not be subject to the deduction limit if certain requirements are met. We have also structured certain other performance-based portions of our executive compensation program in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

The committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our shareholders. Given our industry and business, as well as the competitive market for outstanding executives, the committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. The committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future, when appropriate.

In addition, the Internal Revenue Service has recently announced a new position with respect to certain severance provisions under plans intended to qualify as performance-based compensation and generally denied qualification of such arrangements under Section 162(m) for performance periods starting after 2008. While we intend for our performance-based compensation arrangements to meet the requirements of Section 162(m), we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements.

COMPENSATION COMMITTEE REPORT

As a part of the committee’s duties, it is charged with the responsibility for producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

The committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and this Proxy Statement.

Compensation Committee

Thomas E. Chestnut (Chair)	Richard M. Gardner
LeRoy C. Hanneman, Jr.	Anne L. Mariucci

EXECUTIVE COMPENSATION

The following tables include information concerning compensation for our chief executive officer, chief financial officer and each of the three most highly compensated executive officers, whom we refer to in this Proxy Statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Jeffrey W. Shaw	2007	572,192	478,341	163,816	259,440	231,458	45,385	1,750,632
Chief Executive Officer	2006	522,055	317,854	156,291	283,360	430,581	38,511	1,748,652

George C. Biehl	2007	352,658	375,042	23,265	122,162	63,350	38,123	974,600
Executive Vice President/ Chief Financial Officer & Corporate Secretary	2006	337,058	289,911	100,609	139,507	236,859	23,748	1,127,692

James P. Kane	2007	377,764	448,697	43,087	146,640	129,515	48,854	1,194,557
President	2006	356,263	317,236	172,046	164,864	163,534	26,858	1,200,801

Thomas R. Sheets	2007	264,326	231,853	19,386	76,422	133,691	29,340	755,018
Senior Vice President/ Legal Affairs & General Counsel	2006	252,852	181,926	82,834	87,024	159,770	11,371	775,777

Dudley J. Sondeno	2007	260,326	257,853	64,611	75,294	222,200	30,028	910,312
Senior Vice President/ Chief Knowledge & Technology Officer	2006	248,852	149,243	37,609	85,680	159,550	24,795	705,729

(1)	Amounts shown in this column include any deferrals made by the named executive officers into the EIP and EDP.

(2)	The amounts in this column for 2007 represent amounts recognized by the Company during 2007 for performance shares granted in 2005, 2006, and 2007 under the MIP and for restricted stock units granted in 2007 under the RSUP, in each case, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Performance shares vest three years after grant and costs are recognized equally during the vesting period. Restricted stock units vest 40% at the end of the first year and 30% at the end of years two and three and costs are recognized in the same proportions. Grants under both the MIP and RSUP to retirement-eligible participants beginning in 2006 are expensed on the date of grant. The valuation of the performance shares and restricted stock are based on the common stock share price on the date of grant.

(3)	The amounts in this column for 2007 represent amounts recognized by the Company during 2007 for options granted in 2004, 2005, and 2006 under the Option Plan, in each case, in accordance with SFAS No. 123R. Options vest 40% at the end of the first year and 30% at the end of years two and three and costs are recognized in the same proportions (except for grants to retirement-eligible participants beginning in 2006, which were expensed on the date of grant). The assumptions made in the valuation of the options are described in Note 10 of the Notes to the Consolidated Financial Statements of the 2007 Annual Report to Shareholders.

(4)	Amounts shown in this column for 2007 represent cash awards paid under the MIP in 2008 for services performed in 2007.

(5)	The aggregate change in the actuarial present value of the named executive officers accumulated benefit under the Retirement Plan and the SRP for 2007 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned on EDP balances for 2007 are as follows:

	Increase in Pension Values	Above-Market Interest
Mr. Shaw	$200,860	$30,598
Mr. Biehl	6,655	56,695
Mr. Kane	102,318	27,197
Mr. Sheets	71,922	61,769
Mr. Sondeno	164,951	57,249

No amounts are payable from the plans before a participant attains age 55 and his employment with the Company terminates.

(6)	Company matching contributions equal to one-half of the amount deferred by the named executive officers under the EDP, up to 3% of the annual salary in 2007 are as follows:

Matching Contributions
Mr. Shaw	$17,135
Mr. Biehl	10,570
Mr. Kane	11,319
Mr. Sheets	14,497
Mr. Sondeno	7,802

The Company matching contributions for 2007 for Mr. Sheets include $7,770 related to his 2006 deferral. Since the EDP is a fiscal-year plan, Mr. Sheets’ 2006 deferral occurred in calendar-year 2007.

(7)	The aggregate incremental costs of the perquisites and personal benefits to the named executive officers are based on the taxable value of the personal use of company cars, internet access, and cell phones, while club dues, life insurance and physicals are based on the cost to the Company. The life insurance costs include excess group life insurance earnings and cost of purchasing supplemental life insurance equal to two times salary. The perquisites and personal benefits, by type and amount, for 2007 are as follows:

	Car Allowance	Club Dues	Cable Internet	Physicals	Cell Phones	Life Insurance
Mr. Shaw	$10,627	$10,764	$0	$3,169	$240	$3,450
Mr. Biehl	9,682	4,793	400	5,859	240	6,579
Mr. Kane	15,545	4,456	378	7,862	240	9,054
Mr. Sheets	5,418	4,456	480	0	240	4,249
Mr. Sondeno	13,551	1,865	480	3,074	240	3,016

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made under our Incentive Plans to our named executive officers during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Jeffrey W. Shaw	01/16/07	11,124	429,067
	01/16/07	6,898	266,062

George C. Biehl	01/16/07	5,477	211,244
	01/16/07	2,411	92,987

James P. Kane	01/16/07	6,472	249,639
	01/16/07	3,077	118,680

Thomas R. Sheets	01/16/07	3,416	131,773
	01/16/07	1,444	55,685

Dudley J. Sondeno	01/16/07	3,364	129,738
	01/16/07	1,421	54,825

(1)	The stock awards were made under the MIP and the RSUP and were based on meeting performance criteria prior to the grant date and are not subject to satisfying any future performance goals. The MIP awards vest three years after grant and a percentage of the RSUP awards vest each year over the next three years. Since Messrs. Biehl, Kane, Sheets, and Sondeno are over age 55 and are able to retire under the Incentive Plans, the awards will fully vest at their termination of employment.

(2)	The grant date fair value was based on the closing price of our common stock of $38.57 on January 16, 2007; however, pursuant to the terms of the MIP, the five-day average price of our common stock for January 3, 4, 5, 8 and 9, 2007, $38.208 per share, was used to determine the number of performance shares for the 2006 Plan Year MIP awards.

Summary Compensation and Grants of Plan-based Awards Tables Narrative

Salaries for the named executive officers were increased in July 2007. The increases in salaries reflect additional time and experience in these positions and changes to the midpoints due to inflation.

The Company achieved 94% of the established target levels under the MIP and the named executive officers earned 94% of the incentive opportunities. No downward adjustments were made to the awards to the named executive officers, resulting from any failure to achieve individual performance goals. This compares to the 2006 performance results in which the Company achieved 112% of the overall performance targets. The Company exceeded the threshold for the three-year average return on equity attaining 89% of the target, while failing to meet the threshold for the return on equity relative to the peer group of utilities. Productivity performance equaled 121% of the customer to employee target levels, and customer service satisfaction equaled 136% of customer service target level.

Forty percent (40%) of the MIP awards were paid in cash in January 2008 and are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The remaining 60% of the MIP awards were converted into performance shares in January 2008 based on the five-day average price of our common stock for January 2, 3, 4, 7, and 8, 2008, which equaled $29.312 per share. The dollar value of and the number of performance shares created from the 2007 MIP awards are as follows:

	Dollar Values	Performance Shares
Mr. Shaw	$389,160	13,276
Mr. Biehl	183,244	6,252
Mr. Kane	219,960	7,504
Mr. Sheets	114,633	3,911
Mr. Sondeno	112,941	3,853

The dollar values of and the number of performance shares resulting from the 2007 MIP awards will be shown in the “Grants of Plan-Based Awards” table in the 2009 Proxy Statement. The dollar value and the number of performance shares shown in this year’s “Grants of Plan-Based Awards” table reflect the long-term portion of the 2006 Plan Year MIP awards granted in January 2007.

The Company’s 2007 performance also supports an award under the RSUP. The three-year average of MIP payout percentage equaled 96%, resulting in an award of 80% of the target and resulted in the granting of the following values and numbers of restricted Company common stock units to the named executive officers. The RSUP awards were made on January 22, 2008, and the closing price of our common stock was $27.25 on that date.

	Dollar Values	Restricted Stock Units
Mr. Shaw	$216,000	7,927
Mr. Biehl	72,200	2,650
Mr. Kane	93,600	3,435
Mr. Sheets	43,360	1,591
Mr. Sondeno	42,720	1,568

The dollar values of and the number of restricted stock units resulting from the RSUP awards in 2008 will be shown in the “Grants of Plan-Based Awards” table in the 2009 Proxy Statement. The dollar value and the number of performance shares shown in this year’s “Grants of Plan-Based Awards” table reflect the 2006 Plan Year RSUP awards granted in January 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options under our Option Plan, unvested performance share awards under our MIP and unit awards under our RSUP for each of our named executive officers, in each case, outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Jeffrey W. Shaw	22,500	0	23.40	07/26/14
	15,000	15,000	26.10	07/25/15
	14,640	21,960	33.07	07/31/16
					45,759	1,362,245
George C. Biehl	4,500	0	23.40	07/26/14
	4,500	4,500	26.10	07/25/15
	4,400	6,600	33.07	07/31/16
					22,400	666,848
James P. Kane	12,000	0	23.40	07/26/14
	7,500	7,500	26.10	07/25/15
	7,320	10,980	33.07	07/31/16
					26,231	780,897
Thomas R. Sheets	3,750	0	23.40	07/26/14
	3,750	3,750	26.10	07/25/15
	3,600	5,400	33.07	07/31/16
					13,953	415,381
Dudley J. Sondeno	3,750	0	23.40	07/26/14
	3,750	3,750	26.10	07/25/15
	3,600	5,400	33.07	07/31/16
					13,728	408,683

(1)	The options that expire on July 25, 2015, will vest and become exercisable on July 26, 2008. One-half of the options that expire on July 31, 2016, will vest and become exercisable on August 1, 2008, with the remaining vesting and becoming exercisable on August 1, 2009.

(2)	The MIP performance share awards vest as follows:

	Grants in 2005 January 18, 2008	Grants in 2006 January 17, 2009	Grants in 2007 January 16, 2010
Mr. Shaw	16,359	10,906	11,415
Mr. Biehl	8,673	5,633	5,620
Mr. Kane	9,850	6,582	6,642
Mr. Sheets	5,438	3,528	3,506
Mr. Sondeno	5,346	3,471	3,452

The RSUP unit awards for 2007 vest as follows:

	January 4, 2008	January 4, 2009	January 4, 2010
Mr. Shaw	2,831	2,124	2,124
Mr. Biehl	990	742	742
Mr. Kane	1,263	947	947
Mr. Sheets	593	444	444
Mr. Sondeno	583	438	438

Since Messrs. Biehl, Kane, Sheets, and Sondeno are past age 55 and are able to retire, the MIP performance shares and the RSUP units will vest when their employment with the Company ends.

(3)	The market value of our common stock was $29.77 per share, the closing price on December 31, 2007.

Option Exercises and Stock Vested

The following table sets forth the number of options to purchase our common stock that were exercised and the valued realized on exercise (the difference between the market price at exercise and the exercise price). The number of MIP performance shares that vested during 2007 and the value realized on vesting (the market price at vesting) is also shown in the table.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Shaw	46,250	646,704	10,254	393,456
George C. Biehl	0	0	8,520	326,912
James P. Kane	0	0	7,724	296,370
Thomas R. Sheets	0	0	5,372	206,124
Dudley J. Sondeno	0	0	5,277	202,497

Pension Benefits

We offer two defined benefit retirement plans to our named executive and other Company officers. They include the Retirement Plan, which is available to all employees of the Company, and the SRP.

Benefits under the Retirement Plan are based on the named executive officers (i) years of service with the Company, up to a maximum of 30 years, and (ii) average of the highest five consecutive years’ salary, within the final ten years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with the Company.

The SRP is designed to supplement the benefits under the Retirement Plan to a level of up to 60% of salary, as shown in the “Salary” column of the “Summary Compensation Table.” Salary is currently based on the 12-month average of the highest 36 months of salary at the time of retirement. For Messrs. Biehl and Sondeno, whose participation in the SRP pre-date the plan amendment changing the method for determining salary, salary equals the highest 12 months. Vesting in the SRP occurs at age 55, with 20 years of service with the Company.

Upon retirement, the plans will provide a lifetime annuity to our named executive officers, with a 50% survivor benefit to their spouse. No lump sum payments are permitted under the plans.

Messrs. Biehl, Kane, Sheets, and Sondeno are vested in both plans. Messrs. Biehl and Kane could retire at this time and start receiving full benefits, while Messrs. Sheets and Sondeno’s benefits would be reduced 9% and 15%, respectively. Mr. Shaw is vested only in the Retirement Plan and, if he left the Company as of the date of this Proxy Statement, his accrued benefit under the Retirement Plan would be reduced by 62.5% and benefits would not commence until he reached age 55.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Jeffrey W. Shaw	Retirement Plan	19	480,589	0
	SRP	19	1,717,901	0

George C. Biehl	Retirement Plan	22	892,367	0
	SRP	22	1,553,246	0

James P. Kane	Retirement Plan	30	1,216,864	0
	SRP	30	1,218,945	0

Thomas R. Sheets	Retirement Plan	20	593,132	0
	SRP	20	980,655	0

Dudley J. Sondeno	Retirement Plan	27	1,055,107	0
	SRP	27	728,051	0

(1)	The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in Note 9 of the Notes to the Consolidated Financial Statements of the 2007 Annual Report to Shareholders.

Nonqualified Deferred Compensation

In addition to participating in the EIP, which is available to all employees, our named executive and other Company officers can participate in the EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive plan compensation. As part of the EDP, the Company provides matching contributions up to 3% of participants’ annual base salary. Commencing with the start of the 2008 EDP plan year, March 1, our maximum matching contribution will be increased to 3.5% to equal the match available to all employees participating in the EIP. Matching contributions are not available to the named executive and other Company officers for deferrals into the EIP.

Amounts deferred and the matching contributions made during a plan year bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”) from the start of the plan year. The interest rate is set for the plan year using the Bond Rate published by Moody’s Investors Services as of January 1 prior to the start of a new plan year. The interest rate formula was defined in the EDP at the time it was adopted in 1986. For plan year 2006, the interest rate was 8.715%, and for plan year 2007, the interest rate was 8.685%.

At retirement or termination of employment with five years of service, the EDP balances will be paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1 for the five years prior to distribution.

Deferrals and our matching contributions to the EDP are unfunded obligations of the Company and the rights of our named executive and other Company officers participating in such plan benefits are no greater than those of an unsecured creditor.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year-End($)
Jeffrey W. Shaw	114,231	17,135	78,753	0	984,313
George C. Biehl	73,470	10,570	156,836	0	1,943,314
James P. Kane	145,262	11,319	66,690	0	833,766
Thomas R. Sheets	123,402	14,497	161,821	0	1,944,519
Dudley J. Sondeno	94,855	7,802	155,305	0	1,902,950

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”

(2)	EDP earnings, which were above-market, and matching contributions are also reported in the ”Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the ”All Other Compensation” columns of the “Summary Compensation Table.” Those amounts for our named executive officers are as follows:

	Above-Market Interest	Matching Contributions	Total
Mr. Shaw	$30,598	$17,135	$47,733
Mr. Biehl	56,695	10,570	67,265
Mr. Kane	27,197	11,319	38,516
Mr. Sheets	61,769	14,497	76,266
Mr. Sondeno	57,249	7,802	65,051

Post-termination Benefits

We have entered into employment agreements with our named executive officers that provide for payment, upon (i) employment termination without cause, or (ii) employment termination by the individual as a result of a significant reduction in his or her duties, responsibilities, location, or compensation (collectively referred to as a “Termination Event”). No payments are made under these agreements as a result of their expiration or for employment termination due to cause, retirement, death or disability.

The payment amounts depend on when a Termination Event occurs. If it occurs prior to a change in control, the affected named executive officer would receive the following:

*	Salary for up to 18 months (36 months for the PEO);

*	Incentive compensation set at the target award for the MIP for up to 18 months (36 months for the PEO);

*	Welfare benefit offsets equal to 20% of salary for up to 18 months (36 months for the PEO);

*	Office/secretarial expense for one year;

*	Vesting of all unvested restricted stock and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SRP;

*	Re-employment/relocation expenses of up to $75,000; and

*	Payment of excise taxes resulting from the Termination Event.

Under the assumption that the Termination Event occurred on December 31, 2007, it is estimated that our named executive officers would have been entitled to the following payments:

POTENTIAL PAYMENTS PRIOR TO A CHANGE IN CONTROL

Name	Salary(1)	Incentive Compen- sation(1)	Welfare Benefits(1)	Stock Acceler- ation(2)	Option Acceler- ation(2)	Office & Moving Expenses	Additional SRP Payments(3)	Tax Gross-Up	Total
Jeffrey W. Shaw	1,370,332	1,575,881	274,066	1,362,245	55,050	93,000	2,395,724	2,365,984	9,492,282
George C. Biehl	493,375	444,037	98,675	—	—	93,000	—	—	1,129,087
James P. Kane	532,526	532,526	106,602	—	—	93,000	—	—	1,264,654
Thomas R. Sheets	370,373	277,780	74,074	—	—	93,000	211,169	—	1,026,396
Dudley J. Sondeno	364,906	273,680	72,981	—	—	93,000	302,523	—	1,107,090

(1)	Mr. Shaw’s salary and payments in lieu of incentive compensation and welfare benefits would be paid over 29 months, commencing January 1, 2008. Salaries and payments in lieu of incentive compensation and welfare benefits for the other named executive officers would be paid over 17 months, commencing January 1, 2008. Such payments are shown on a present value basis, using a discount rate of 120% of the applicable federal rate compounded monthly for December 2007, or 4.56% for short-term payments.

(2)	Since Messrs. Biehl, Kane, Sheets and Sondeno are past age 55 and able to retire under the Incentive Plans with full vesting, termination of employment does not affect their rights to their vested and unvested restricted stock or options. The number and value of the restricted stock and the number of options for these individuals are shown in the “Outstanding Equity Awards at Fiscal Year-End 2007” table.

(3)	Additional SRP benefits are shown on a present value basis, using the valuation method and all material assumptions described in Note 9 of the Notes to Consolidated Financial Statements of the 2007 Annual Report to Shareholders.

If the Termination Event occurs within two years after a change in control (which includes an acquisition by one person or group of persons of at least 20% of the ownership of the Company, replacement of a majority of incumbent Board members, or a merger or similar transaction resulting in more than a 50% change of ownership of the Company), the affected named executive officers would receive the following:

•	Salary for two, two and one-half, or three years;

•	Incentive compensation set at the target award for the MIP for two, two and one-half, or three years;

•	Welfare benefit offsets equal to 20% of salary for two, two and one-half, or three years;

•	Office/secretarial expense for two years;

•	Vesting of all unvested restricted stock and stock options, with the options being exercisable for 90 days;

•	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SRP;

•	Re-employment/relocation expenses of up to $75,000; and

•	Payment of excise taxes resulting from the Termination Event.

Under the assumption that the Termination Event occurred on December 31, 2007 and within two years of a change in control, it is estimated that our named executive officers would have been entitled to the following payments:

POTENTIAL PAYMENTS AFTER A CHANGE IN CONTROL

Name	Salary	Incentive Compen- sation	Welfare Benefits	Stock Acceler- ation(1)	Option Acceler- ation(1)	Office & Moving Expenses	Additional SRP Payments(2)	Tax Gross-Up	Total
Jeffrey W. Shaw	1,800,000	2,070,000	360,000	1,362,245	55,050	111,000	2,395,724	2,837,956	10,991,975
George C. Biehl	902,000	812,250	180,500	—	—	111,000	—	—	2,005,750
James P. Kane	975,000	975,000	195,000	—	—	111,000	—	744,338	3,000,338
Thomas R. Sheets	542,000	406,500	108,400	—	—	111,000	211,169	—	1,379,069
Dudley J. Sondeno	534,000	400,500	106,800	—	—	111,000	302,523	473,453	1,928,276

(1)	Since Messrs. Biehl, Kane, Sheets and Sondeno are past age 55 and able to retire under the Incentive Plans with full vesting, termination of employment does affect their rights to their vested and unvested restricted stock or options. The number and value of the restricted stock and the number of options for these individuals are shown in the “Outstanding Equity Awards at Fiscal Year-End 2007” table.

(2)	Additional SRP benefits are shown on a present value basis, using the valuation method and all material assumptions described in Note 9 of the Notes to Consolidated Financial Statements of the 2007 Annual Report to Shareholders.

DIRECTORS COMPENSATION

2007 DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Thomas E. Chestnut	73,050	7,739	9,037	9,804	207	99,837
Stephen C. Comer	54,750	7,739	0	3,468	190	66,147
Richard M. Gardner	78,050	7,739	9,037	0	207	95,033
LeRoy C. Hanneman, Jr.(5)	113,100	7,739	9,037	0	207	130,083
James J. Kropid	71,400	19,347	9,037	26,950	207	126,941
Michael O. Maffie	56,500	19,347	8,529	0	0	84,376
Anne L. Mariucci	64,750	7,739	5,101	5,282	207	83,079
Michael J. Melarkey	65,600	7,739	9,037	5,188	207	87,771
Carolyn M. Sparks	66,400	19,347	9,037	39,540	207	134,531
Terrence L. Wright	65,600	19,347	9,037	26,397	207	120,588

(1)	The amounts in these columns for 2007 represent amounts recognized by the Company during 2007 for restricted stock units granted in 2007 under the RSUP and options granted in 2004, 2005, and 2006 under the Option Plan, in each case, in accordance with SFAS No. 123R. No options were granted in 2007. Options and restricted stock units vest 40% at the end of the first year and 30% at the end of years two and three and costs are recognized in the same proportions. Grants under the Option Plan and RSUP to retirement-eligible participants are expensed on the date of grant.

(2)	Outstanding stock and option awards outstanding at year-end 2007, for each of the listed directors are as follows:

	Stock Awards	Options
Mr. Chestnut	513	9,000
Mr. Comer	513	0
Mr. Gardner	513	9,000
Mr. Hanneman	513	9,000
Mr. Kropid	513	23,000
Mr. Maffie	513	6,000
Ms. Mariucci	513	3,000
Mr. Melarkey	513	9,000
Ms. Sparks	513	21,000
Mr. Wright	513	10,000

(3)	There was no increase in pension values for 2007 for the participants in the Directors Retirement Plan. The amounts in this column reflect above-market interest on nonqualified deferred compensation earnings for 2007.

(4)	Since Mr. Maffie retired from the Company, he does not receive life insurance benefits for serving as a director.

(5)	Mr. Hanneman resigned from the Board on March 14, 2008.

Directors Compensation Narrative

Our outside directors receive an annual retainer of $40,000 and $1,650 for each Board and committee meeting attended and for any additional day of service committed to the Company. The chairperson of the Audit Committee receives an additional $10,000 annually, and the chairpersons of the other permanent committees each receive an additional $5,000 annually. The Chairman of the Board receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

With shareholder approval of the RSUP at the 2007 Annual Meeting, outside directors are granted 500 restricted stock units on an annual basis, with the first grant having occurred on January 16, 2007. The restricted stock units are valued at the closing price of our common stock on the date of grant, and will become vested in increments, over three years, commencing on the first anniversary of the grant. Even though the units are vested, they are not converted into shares of our common stock until the outside directors leave the Board.

Cash compensation received by the outside directors may be deferred until retirement or termination of their status as directors pursuant to our Directors Deferral Plan. Amounts deferred bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15, or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on January 1 for the five years prior to retirement or termination.

The Company also provides a retirement plan for the three outside directors (Kropid, Sparks and Wright) elected to the Board prior to the 2003 Annual Meeting of Shareholders. Under the provisions of the plan, each of the three outside directors will receive an annual benefit equal to the annual retainer at the time of their retirement or, if they retire before reaching 65, beginning at age 65.

AUDIT COMMITTEE INFORMATION

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2 On The Proxy Card)

The Board of Directors Recommends a Vote FOR Ratification.

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2008, subject to ratification of the selection by you, the shareholders. To the committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the committee reviews both the audit scope and proposed fees for the coming year.

An affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the shareholders do not ratify our selection, other firms of certified public accountants will be considered and one will be selected by the committee to be the Company’s independent registered public accounting firm for 2008.

During fiscal years 2006 and 2007, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2006	2007
Audit Fees:	$1,287,000	$1,167,500

Annual audit/§404 internal control attestation	980,000	900,000
Quarterly reviews	90,000	105,000
Subsidiary audit	110,000	120,000
Comfort letters and consents	107,000	42,500

The services include the audit of the annual financial statements included in the Company’s Form 10-K, the reviews of unaudited quarterly financial statements included in the Company’s Form 10-Qs, subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings, and the assessment of the Company’s internal control over financial reporting.

Audit-Related Fees:	$98,000	$102,900

Benefit plan audits	65,000	68,250
Affiliate rules audit	13,000	13,650
Other statutory audits (Form 2-A filings)	20,000	21,000

The services include benefit plan audits and statutory audits.

Tax Fees:	$32,900	$35,125

Tax return review	27,000	27,000
Tax planning and advice	5,900	8,125

The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition of representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.

All Other Fees:	$ 0	$ 0

Under the committee’s charter, the committee must preapprove all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.

Requests for the independent registered public accounting firm to provide additional services are presented to the committee by the Company’s chief financial or accounting officer, on an as-needed basis. The committee has delegated to the chairperson of the committee the authority to evaluate and approve engagements on the committee’s behalf in the event that a need arises for preapproval between committee meetings. Approvals of additional services will be made consistent with the preapproval policy and will be reported to the committee at its next scheduled meeting.

Since the effective date of the preapproval process, the committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The committee, which consists entirely of directors who meet the independence and experience requirements of the NYSE and the SEC, is furnishing the following report:

The committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written committee charter adopted by the Board. The committee charter is available on the Company’s website at http: //www.swgas.com. The committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

In fulfilling our responsibilities for 2007, the committee:

*	Reviewed and discussed the audited financial statements, for the year ended December 31, 2007, with management and PricewaterhouseCoopers LLP;

*	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards, (“SAS”) No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

*	Received written disclosures and a letter from PricewaterhouseCoopers LLP regarding their independence as required by Independence Standards Board Standard No. 1, as adopted by the PCAOB in Rule 3600T, and discussed with them their independence.

Based on the review and discussions referred to above, the committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Audit Committee

Richard M. Gardner (Chair)	Thomas E. Chestnut
Stephen C. Comer	James J. Kropid
Anne L. Mariucci	Michael J. Melarkey

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no other matter which might be presented for shareholder action at the meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

You are advised that any shareholder proposal intended for consideration at the 2009 Annual Meeting and inclusion in the Company’s proxy materials for that meeting must be received in writing by the Company on or before November 28, 2008. If you intend to offer any proposal at that meeting without using the Company’s proxy materials, written notice of your intended action has to be received by the Company on or before November 28, 2008, in order for your proposal to be considered timely and be presented to shareholders for consideration.

All proposals to be submitted to shareholders must comply with applicable SEC rules. You must submit your proposals for inclusion in the Company’s proxy materials and notices to the Company to our Corporate Secretary, and it is recommended that you send it by certified mail, return receipt requested to ensure timely delivery.

By Order of the Board of Directors

George C. Biehl Executive Vice President/Chief Financial Officer & Corporate Secretary

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSAL 2.

1. VOTE BY TELEPHONE

** QUICK ** EASY ** IMMEDIATE ** Call toll-free 1-800-660-7809 ANYTIME until midnight on May 7, 2008. There is NO CHARGE to you for this call.

•	Option A: To vote as the Board of Directors recommends on ALL proposals: Press 1.

•	Option B: If you choose to vote on each proposal separately, Press 0. You will hear these instructions:

Proposal 1:	To vote for ALL nominees, Press 1; to WITHHOLD FOR ALL nominees, Press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

Proposal 2:	To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

When	asked, you must confirm your vote by pressing 1.

2. VOTE BY INTERNET

Our internet address is: www.proxyvoting.com/swg

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. There is no need to mail back your proxy card.

3. VOTE BY MAIL

Mark, sign and date your Proxy card and return promptly in the enclosed envelope.

ò Please detach here to Vote by Mail ò

The Board of Directors Recommends a VOTE FOR the Nominees.

1. ELECTION OF DIRECTORS

01 George C. Biehl	04 Richard M. Gardner	07 Anne L. Mariucci	10 Carolyn M. Sparks

02 Thomas E. Chestnut	05 James J. Kropid	08 Michael J. Melarkey	11 Terrence L. Wright

03 Stephen C. Comer	06 Michael O. Maffie	09 Jeffrey W. Shaw

☐ FOR ALL      ☐ FOR ALL EXCEPT *[                                              ]      ☐ WITHHOLD AUTHORITY FOR ALL

Note:	To withhold authority to vote for a particular nominee, mark the FOR ALL EXCEPT Box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

The Board of Directors Recommends a VOTE FOR this Proposal.

2.	To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(IMPORTANT–SIGNATURE REQUIRED ON REVERSE SIDE)

SOUTHWEST GAS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 8, 2008

at 10:00 a.m. Pacific Daylight Time

MANDALAY BAY RESORT & CASINO

3950 Las Vegas Blvd. South

Las Vegas, Nevada 89119

If you plan to attend the Annual Meeting, please keep this portion of your Proxy Card to be used as your Admission Ticket to the meeting.

ò Please detach here to Vote by Mail ò

Proxy

The undersigned hereby revokes all previously granted proxies and appoints Richard M. Gardner and James J. Kropid as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, by internet or by mail, all the shares of common stock of the undersigned at the Annual Meeting of Shareholders, and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in the manner directed by the shareholder(s). If no direction is made by telephone, by internet or by mail, this proxy will be voted FOR the listed Nominees (Proposal 1) and Proposal 2. Further, if cumulative voting rights for the election of directors (Proposal 1) are exercised at the meeting, the Proxies, unless otherwise instructed, will cumulatively vote their shares as explained in the Proxy Statement.

Dated: , 2008
(Signature)

(Signature, if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.